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                                                                  Exhibit 5




                  PROCEEDS PARTICIPATION AGREEMENT RELATING TO
                   THE STOCK OF GROUND ROUND RESTAURANTS, INC.


     THIS AGREEMENT is made the 30th day of May, 1995

     BETWEEN:

     (1)  HM HOLDINGS INC., a Delaware corporation ("HMH"); and

     (2)  USI AMERICAN HOLDINGS, INC., a Delaware corporation ("USI").

     WHEREAS:

     (A) HMH is the registered and beneficial owner of 3,680,000 shares (the "Shares") of the common stock, par value $.16-2/3 per share, of Ground Round Restaurants, Inc. ("GRR").

     (B) HMH wishes to sell and USI wishes to purchase the right to receive the proceeds from the sale of the Shares on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, IT IS HEREBY AGREED as follows:

          1.   Grant of Proceeds Participation Right.
               -------------------------------------

               Subject to the terms and conditions of this Agreement, HMH hereby sells and grants to USI, and USI hereby purchases and accepts from HMH, effective upon the Closing (as defined below), the exclusive and irrevocable right (the "Right") to receive all Sale Proceeds (as defined below) from the sale by HMH of any or all of the Shares during the period from the Closing Date (as defined below), to June 5, 1996 (the "Term").

          2.   Consideration.
               -------------

               (a) The total consideration for the sale and grant of the Right (the "Consideration") shall be Eleven Million Forty Thousand Dollars ($11,040,000), payable in cash at the Closing, subject to post-Closing adjustment as provided herein.

                    (b) The Consideration for the Right shall be adjusted by the amount by which (x) the product of 3,680,000 multiplied by the average of the high and low sale prices for a share of the Company's common stock on NASDAQ on the Closing Date (as defined below) is greater or less than (y) the Consideration set forth in Section 2(a). Payment of this amount shall be made within 60 days after the Closing (in the event the amount set forth in clause (x) is greater than the amount set forth in













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     clause (y), such payment to be made by USI, and in the event the amount set forth in clause (y) is greater than the amount set forth in clause (x), such payment to be made by HMH), in U.S. dollars, together with interest accruing on such amount from and including the Closing Date to but excluding the date of payment at the prime rate charged by Chemical Bank to its corporate customers during such period.

          3.   Closing.
               -------

               Subject to the satisfaction of each of the conditions set forth in Section 4, the closing of the sale and purchase of the Right hereunder (the "Closing") shall take place at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York, 10153 (or at such other place as the parties may agree in writing) at 10:00 a.m., New York City time, on June 5, 1995 (the "Closing Date"). At the Closing, USI shall transfer to HMH (to such account as shall be designated by HMH) the Consideration in immediately available funds, and the Right shall become effective.


          4.   Conditions of Closing.
               ---------------------

               USI's obligation to pay the Consideration and the effectiveness of the Right are subject to the fulfillment, prior to or at the Closing, of each of the following:

               a. Hanson PLC shall have paid a stock dividend to its shareholders consisting of all of the outstanding shares of capital stock of Purchaser's parent, U.S. Industries, Inc.; and

               b. There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction barring the consummation of the sale and purchase of the Right pursuant to this Agreement.

          5.   Obligation to Deliver Sale Proceeds.
               -----------------------------------

               If at any time during the Term HMH sells any of the Shares, HMH shall deliver the Sale Proceeds applicable to such Shares to USI promptly following HMH's receipt thereof upon completion of such sale (and in any event within five business days after such receipt).

               As used in this Agreement, the "Sale Proceeds" from the sale of any Shares means the total consideration actually received by HMH for such Shares, net of any applicable underwriting or brokerage commissions, transfer taxes, stamp duties and similar charges, and other reasonable costs of sale





















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     (including reasonable attorney's fees and expenses) incurred by HMH in connection with the sale of such Shares.

          6.   Right of Refund.
               ---------------

               If, prior to expiration of the Term, HMH has not delivered Sale Proceeds which, in the aggregate, are equal to or exceed the Consideration, then immediately upon the expiration of the Term HMH will refund to USI an amount of cash equal to the difference between the Consideration and the aggregate Sale Proceeds delivered by HMH to USI hereunder (the "Refund Amount"), plus interest accruing on the Refund Amount during the entire Term at the prime rate charged by Chemical Bank to its corporate customers during such period.

               USI's right to receive the Refund Amount may be terminated at any time upon HMH delivering to USI (or its permitted successors and assigns) all unsold Shares free and clear of any liens, claims and encumbrances together with an assignment of HMH's rights under that certain Stockholder Agreement dated as of August 1, 1991 between HMH and GRR, which assignment shall have been executed and agreed to by GRR.

          7.   Ownership of Shares During the Term.
               -----------------------------------

               It is understood and acknowledged that all times during the Term, HMH shall continue to be the record and beneficial owner of the Shares with full right, title and interest in and to the Shares, including the right to receive any dividends, distributions or payments made with respect to the Shares, and the right to vote the Shares.

          8.   Arbitration.
               -----------

               Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes over arbitrability and disputes in connection with claims by third parties (collectively, "Disputes") shall be exclusively governed by and settled in accordance with the provisions of this Section 8; provided,
                                                                  --------
      however, that nothing contained herein shall preclude either party
      -------
     from seeking or obtaining (a) injunctive relief or (b) equitable or other judicial relief to enforce the provisions hereof or pending resolution of Disputes hereunder, to preserve the status quo. HMH or USI (each a "Party") may commence proceedings hereunder by delivering a written notice to the other Party providing reasonable description of the Dispute to the other, and expressly requesting arbitration hereunder. The parties hereby agree to submit all Disputes to arbitration under the terms hereof, which arbitration shall be final,



















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     conclusive and binding upon the parties, their successors and assigns.
     The arbitration shall be conducted in New York City by three arbitrators acting by majority vote (the "Panel") selected by agreement of the Parties not later than ten (10) days after delivery of the Demand or, failing such agreement, appointed pursuant to the commercial arbitration rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the Parties may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (i) each Party shall have the right to audit the books and records of the other Party that are reasonably related to the Dispute; (ii) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; and (iii) each party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the Panel, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. All hearings shall be conducted on an expedited schedule, and all proceedings shall be confidential. Either party may at its expense make a stenographic record thereof. The Panel shall complete all hearings not later than ninety (90) days after its selection or appointment, and shall make a final award not later than thirty (30) days thereafter. The award shall be in writing and shall specify the factual and legal basis for the award. The Panel shall apportion all costs and expenses of arbitration, including the Panel's fees and expenses and fees and expenses of experts, between the prevailing and non-prevailing Party as the Panel deems fair and reasonable. Notwithstanding the foregoing, in no event may the Panel award multiple, punitive or exemplary damages. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.

          9.   Miscellaneous.
               -------------

               9.1   No Impeachment.  Neither of the parties hereto shall
                     --------------
     impeach this Agreement on the grounds that any of the Directors of HMH stand in any fiduciary position to USI or that any of the Directors of USI stand in any fiduciary position to HMH or that the Directors of either party do not constitute an independent Board.

               9.2   Assignments.  Except as provided in this Section 9.2,
                     -----------
     neither party may assign or transfer any of its rights and



















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     obligations under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, HMH acknowledges and agrees that USI may assign its rights and obligations under this Agreement to Jacuzzi, Inc. and Jacuzzi, Inc. may assign such rights and obligations to JUSI Holdings, Inc. or subsidiaries thereof, provided that such an assignment or assignments shall have no effect on, and shall not be deemed to constitute a release of USI (or Jacuzzi, Inc.) from, its obligations under this Agreement.

               9.3    Governing Law; Counterparts.  This Agreement shall be
                      ---------------------------
     governed by and construed in accordance with the internal laws of the State of New York and may be executed in more than one counterpart and by different parties of each counterpart and all such counterparts when executed shall form one and the same agreement.


























































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               AS WITNESS this Agreement has been signed by or on behalf of each of the parties hereto.


                                   HM HOLDINGS INC.


                                   By:/s/ George H. Hempstead
                                      -------------------------------------
                                      Name:  George H. Hempstead
                                      Title: Vice President


                                   USI AMERICAN HOLDINGS, INC.


                                   By:/s/ Graham Dransfield
                                      -------------------------------------
                                      Name:  Graham Dransfield
                                      Title: Vice President